Exhibit 10.1

Separation Agreement, Waiver and General Release

The parties to this confidential Separation Agreement, Waiver, and Release (the “Agreement”) are Brighthouse Services, LLC, (“Brighthouse” or the “Company”) and Anant Bhalla (“Participant”) (collectively, the “Parties”).

WHEREAS, Participant was formerly employed by Brighthouse as Chief Financial Officer;

WHEREAS, Participant’s last day of work was March 14, 2019;

WHEREAS, Participant’s employment has been terminated in a Qualified Termination as that term is defined in the Brighthouse Services, LLC Executive Severance Pay Plan, effective as of November 19, 2018 (the “Plan”);

THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, Participant and the Company agree as follows:

1.        Within sixty (60) days following receipt of this Agreement signed by Participant, and provided it is not revoked in accordance with Section 19, the Company will pay and provide to Participant Severance Benefits in accordance with Article 3 of the Plan. Any such Severance Benefits required to be paid in cash will be made as a lump sum payment in the amount of one million, six hundred and thirty one thousand, eight hundred and forty five dollars ($1,631,845.00) to Participant, less deductions, including, but not limited to, all applicable federal, state, and local tax withholding.

2.        Further, provided this Agreement is signed and not revoked in accordance with Section 19, Company will make a lump-sum payment to Participant in the amount of five hundred thousand dollars ($500,000) less deductions, including, but not limited to, all applicable federal, state, and local tax withholding. The Company will make this payment on or before December 31, 2019.

3.        The lump-sum payment amounts in Sections 1 and 2 are considered wages and will be taxable as wages and reported on the Form W-2 issued to Participant for the tax year in which the payment is made. Further, the payments under Sections 1 and 2 of this Agreement will be excluded from benefit eligible earnings for all Brighthouse compensation and benefits purposes including, but not limited to, any bonus and incentive, pension, retirement and welfare plans and arrangements and paid time off allowances.

4.        By agreeing that March 14, 2019 will be the Participant’s last day of work, the Company enabled Participant to receive and the Company has paid Participant’s 2018 annual short-term incentive bonus on March 13, 2019 in a lump sum cash payment amount of nine hundred and sixty-one thousand four hundred and sixty-four dollars ($961,464), less deductions, including, but not limited to, all applicable federal, state, and local tax withholding. Unlike the payments under Sections 1 and 2 of this Agreement, the payment under this Section 4 will be included in benefit eligible earnings for all applicable Brighthouse compensation and benefits purposes.

5.        Separate and apart from the amounts payable or benefits provided under the Plan, the following will be provided in accordance with the terms and conditions of the applicable compensation plan or program, provided this Agreement is signed and not revoked in accordance with Section 19:

(a) Temporary Incentive Deferred Compensation Plan. Participant will become fully vested in the remaining balance of his 2017 award. The amount, timing and form of the actual payment will be governed by and made in accordance with the terms and conditions of the Temporary Incentive Deferred Compensation Plan, and not this Agreement.

(b) 2017 Stock and Incentive Compensation Plan.

(1) 2018 equity awards: Participant will receive prorated payments of his 2018 restricted stock unit awards and 2018 performance unit awards. The amount, timing and form of the actual payments will be governed by and made in accordance with the terms and conditions of the 2017 Stock and Incentive Compensation Plan, related award agreements and award agreement supplements, and not this Agreement.

(2) 2019 equity awards: Participant will be granted 2019 equity awards consisting of restricted stock units and performance units in the amount of 10,777 restricted stock units and 16,166 performance units. The restricted stock unit award will become one-third vested in March 2020, one-third vested in March 2021 and one-third vested in March 2022. The performance unit award will not vest until March 2022 at which time it will become fully vested. The amount, timing and form of the actual payments will be governed by and made in accordance with the terms and conditions of the 2017 Stock and Incentive Compensation Plan, related award agreements and award agreement supplements, and not this Agreement.

6.        Participant knowingly and voluntarily releases the Company from all claims. Specifically, as a material inducement to the Company to enter into this Agreement, Participant agrees for him and his relatives, heirs, executors, administrators, successors, and assigns that he hereby fully and forever releases and discharges the Company, its past, present, and future parents, subsidiaries, affiliates, and agents and its and their past, present, and future directors, officers, employees, agents, representatives, employee benefit plans and funds, and the fiduciaries thereof, successors, and assigns of each from any and all claims, actions, liability, or promises, and rights of any and every kind or nature that he ever had, now has, or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence, up to and including the date he executes this Agreement, including, but not limited to:

(a) any claim arising out of or related to his employment by and/or affiliation with the Company or the discontinuance of his employment/affiliation;

(b) any claim of employment discrimination, harassment, or retaliation under, or any alleged violation of, any federal, state, or local law, rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act (“ERISA”); the Family and Medical Leave Act (“FMLA”); Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Immigration Reform and Control Act; and the Uniformed Services Employment and Reemployment Rights Act, all as amended;

(c) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, libel or slander, defamation, public policy, law or equity, or allegations of wrongful discharge or retaliation;

(d) the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and the North Carolina Equal Employment Practices Act;

(e) any expectation, anticipation, right, or claim to incentive compensation under any Company incentive compensation plan (except as set forth in Section 9 below);

(f) any claim for benefit plan accruals based upon the payments enumerated in this Agreement or compensation, whether classified as back pay, front pay, or any other compensation paid by Brighthouse or awarded post-separation, including, but not limited to, compensation awarded by a regulatory body, arbitration panel, or court of competent jurisdiction except as expressly set forth below; and

(g) any claim for any enhancement or differential calculation over and above the benefit vested or otherwise payable to Participant under the standard terms of any Brighthouse benefit plan.

To the extent that Participant is a director, trustee, or officer of any Company entity or affiliate, or are a member of any committee of any Company entity or affiliate, Participant hereby resigns from such capacity effective immediately and agrees to execute any additional, more specific resignation document the Company may request.

7.        Participant agrees that during the twelve (12) months following his date of separation, he will not consult with, or render services, as an officer, director, employee, consultant, independent contractor or agent, to AXA Equitable Holdings, Inc., Lincoln National Corporation, and the United States life and annuity businesses of the following companies: Prudential plc and Allianz SE (collectively, the “Restricted Companies” or individually “Restricted Company”). Notwithstanding the foregoing, nothing in this Agreement prohibits Participant from consulting with, or rendering services to, as an officer, director, employee, consultant, independent contractor or agent, any other company that may have business dealings with any of the Restricted Companies. Under no circumstances, though, may Participant provide services or advice to a Restricted Company himself or acting through someone else. Participant also acknowledges and agrees that Participant shall be subject to and abide by the provisions of the Participant’s Agreement to Protect Corporate Property and the provisions of Article 6 of the Plan, which are incorporated by reference herein.

If a final and non-appealable judicial determination is made by a court or arbitrator that any of the provisions of this Section 7 constitute an unreasonable or otherwise unenforceable restriction against Participant, the provisions of this Section 7 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest scope that would not constitute such an unreasonable or unenforceable restriction (and such court shall have the power to reduce the duration or restrict or redefine the scope of such provision and to enforce such provision as so reduced, restricted or redefined).

Moreover, notwithstanding the fact that any provision of this Section 7 is determined not to be specifically enforceable, the Company will nevertheless be entitled to recover monetary damages as a result of Participant’s breach of any such provision.

Any of the restrictions set forth in this Section 7 may be waived, in writing, solely by the Company. The Company’s decision to grant such a written waiver shall reside in its sole and absolute discretion.

8.    If the Company in good faith determines that Participant breached or intends to breach Section 7 of this Agreement, in addition to any other remedy the Company may have, including seeking injunctive relief, the payments described in Sections 1 and 2 of this Agreement will immediately forfeit. In such case, no further payments under Sections 1 and 2 will be made pursuant to this Agreement and, upon demand by the Company, Participant agrees to repay to the Company any and all amounts paid pursuant to Sections 1 and 2 prior to the determination of a breach or an intent to breach, with the exception of one thousand dollars ($1,000).

9.        Except as set forth herein, this Agreement does not affect any rights or benefits that vested or were otherwise payable to Participant prior to his execution of this Agreement under any employee benefit plans governed by ERISA. Participant’s rights to any ERISA plan benefits, including deferred compensation benefits, are governed exclusively by the terms of the respective plan documents that provide those benefits. Nothing in this Agreement shall be deemed a waiver of claims for unemployment compensation benefits, worker’s compensation benefits, claims for breach of this Agreement, claims that arise after Participant signs this Agreement, and/or any claims or rights that cannot be waived by law. Nothing in Section 6 shall prohibit Participant from making any disclosure in accordance with Section 13(a) including any disclosure to the U.S. Securities and Exchange Commission (“SEC”) pursuant to Section 21F-17(b) of the Securities and Exchange Act of 1934, as amended, or receiving an award from the SEC in connection therewith.

10.        Nothing in this Agreement impacts in any way Participant’s rights to indemnification under Article V of the Amended and Restated Bylaws of Brighthouse Financial, Inc. and applicable law. Similarly, nothing in this Agreement guarantees such indemnification. The terms of Article V and applicable law control that determination.

11.        By entering into this Agreement, each respective Party does not admit, and specifically denies, any liability, wrongdoing or violation of any law, statute, regulation, agreement or policy, and it is expressly understood and agreed that this Agreement is being entered into solely for the purpose of resolving any and all matters in controversy, disputes, causes of action, claims, contentions and differences of any kind whatsoever between the Parties.

12.        By executing this Agreement, Participant acknowledges that he has accurately reported to the Company the daily or weekly hours he worked for the Company to the extent he has been asked to do so, that the Company has paid him all the salary and wages it owes him (including any overtime compensation or incentive compensation), that he has been provided with any and all leaves of absences (including those under the FMLA or other law) that he has requested and to which he was entitled, that he has no known workplace injuries or occupational diseases, that he has not been retaliated against for reporting any allegations of fraud or other wrongdoing and that he has had the opportunity prior to signing this Agreement to raise to the Company any concerns or complaints about these or any other matters regarding his employment or affiliation with the Company.

13.        Participant agrees that: (i) the terms of this Agreement; (ii) any claims that were raised or could have been raised in any action as of the date he executes this Agreement; (iii) the facts underlying those claims; and, (iv) all confidential and/or proprietary matters he worked on during his employment and/or affiliation with the Company shall not be disclosed to any third parties by him, his agents, attorneys, or representatives, except as provided below:

(a)

Neither this Section nor any other provision of this Agreement prohibit or restrict Participant or his attorney from providing information or testimony to, otherwise assisting or participating in an investigation or proceeding with or brought by, or filing a charge or complaint: (i) with any government agency, law enforcement organization, legislative body, regulatory organization, or self-regulatory organization (“SRO”), including, but not limited to, the SEC, Financial Industry Regulatory Authority (“FINRA”), Commodity Futures Trading Commission (“CFTC”), Department of Justice (“DOJ”), Internal Revenue Service (“IRS”), Department of Labor (“DOL”), National Labor Relations Board (“NLRB”), and Equal Employment Opportunity Commission (“EEOC”), (ii) as required by court order or subpoena, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement, or (iv) from providing any other disclosure required by law.

However, by executing this Agreement Participant waives all rights to personally recover any compensation, damages, or other relief in connection with any such investigation, proceeding, charge, or complaint, except that he does not waive any right he may have to receive a monetary award from the SEC as a whistleblower or directly from any other federal, state, or local agency pursuant to a similar program.

(b)

Participant is not prohibited from disclosing this Agreement to his spouse, civil union or domestic partner, attorney, accountant, or tax or financial advisor, provided that such individuals are advised that they may not disclose this Agreement and have agreed to be bound by the same restrictions against disclosure that apply to him.

(c)	Participant is not prohibited from providing a prospective employer with information concerning his former job title, salary, job responsibilities, and qualifications.

(d)

Participant is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Participant is further notified that if he files a lawsuit for retaliation by an employer for reporting a suspected violation of law, he may disclose the employer’s trade secrets to his attorney and use the trade secret information in the court proceeding if he: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

14.        Participant agrees to cooperate with the Company or its counsel to provide information, relevant documentation, and/or truthful testimony in connection with any matter in which the Company has an interest and as to which Participant has knowledge of any of the facts, events or circumstances at issue. If requested, Participant agrees to meet with a Company representative and/or the Company’s counsel to truthfully provide all knowledge and information he has pertaining to any such matter and prepare, as necessary, for any deposition, trial, or other proceeding, including regulatory proceeding, related to such matter. Participant’s out of pocket expenses such as travel and/or meals will be reimbursed only as permissible under the Company’s Business Travel Policy. Participant will not otherwise be compensated for his time or legal fees.

15.        If Participant is served with a subpoena, court order, or a request by a government agency, law enforcement organization, legislative body, regulatory organization, or SRO, including, but not limited to, the SEC, FINRA, CFTC, DOJ, IRS, DOL, NLRB, or EEOC, or a comparable state or local agency, organization, or body, calling for the disclosure of this Agreement or any information concerning the Company, he agrees to give Brighthouse a copy of such demand for information promptly by mailing it to Brighthouse Financial Law Group located at 11225 North Community House Road, Charlotte, NC 28277, Att. Employment Law Section, unless prohibited by law or requested in response to his anonymous complaint. Participant does not need prior authorization of the Company to make such a disclosure.

16.        Participant agrees that he will not knowingly seek employment with Brighthouse or Brighthouse’s parents, subsidiaries, and other corporate affiliates or with any successor or assign. Participant agrees that if Brighthouse or Brighthouse’s parents, subsidiaries, and other corporate affiliates or any successor or assign declines to employ him, they shall not be liable for any damages.

17.        Reference requests regarding Participant may be directed to *****, the Company’s payroll vendor, at ***** or via *****’s website at www.*****.com using the following login information:

•	Employer Code: *****
•	User ID: *****
•	Default PIN: *****

Participant may also contact Brighthouse HR Employee Services at *****@brighthousefinancial.com. The Company agrees that if a reference request is directed to ***** or Brighthouse HR Employee Services, its sole response shall be to confirm the dates of Participant’s employment and title held while with the Company in accordance with the Company’s neutral reference policy.

18.        Participant acknowledges that on or prior to his last day of employment, he has delivered to his manager (or other person designated by the Company) all Company property, information, documents, and other materials (including, but not limited to, keys, mobile phones, computer equipment, and identification cards), including all copies or versions, that are in his possession or control (“Company Material”). Company Material does not include documents Participant received from an authorized representative of the Company regarding his employment or affiliation with the Company (e.g., summary plan descriptions, performance evaluations, benefit statements), any policy or product purchased from the Company, securities of the Company, materials he provided to a regulatory agency or other entity pursuant to Section 13(a), or other materials he is entitled by law to retain. Participant represents that he has conducted a diligent search for all Company Material prior to executing this Agreement. Participant agrees that, if he discovers or receives any Company Material after signing this Agreement, he will return it to Brighthouse Services, LLC, Employment Law Group, 11225 North Community House Road, Charlotte, NC 28277, within 48 hours of discovery or receipt.

19.        Participant acknowledges that the Company has advised him in writing that he has twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it, and that Participant should consult with legal counsel prior to signing this Agreement.

(a)        Participant has read and fully understands the significance of all the terms and conditions of this Agreement.

(b)        Participant is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

(c)         Participant acknowledges and agrees that the payments in Sections 1 and 2 are in addition to any benefits that he would have otherwise received if he did not sign this Agreement.

(d)        Participant may accept this Agreement by fully executing it and returning it to the Company no later than 5:00 p.m. on the twenty-first (21st) day after the date he received this Agreement or such later date as Participant or counsel for Participant and Vonda Huss have agreed to.

(e)        After this Agreement has been executed by Participant, Participant will have seven (7) days to revoke this Agreement, which he may do in writing by e-mail to *****@brighthousefinancial.com by 5:00 p.m. on the last day of that 7-day period. This Agreement will become final and effective on the eighth (8th) day, provided Participant has not previously revoked it.

(f)        In the event that Participant does not accept this Agreement as set forth above or Participant revokes this Agreement in accordance with Section 19(e), this Agreement, including, but not limited to, the obligation of the Company to make any payments and/or provide any benefit pursuant to Sections 1 or 2, shall automatically be null and void.

20.        This Agreement may not be changed except in a writing that specifically references this Agreement and that is signed by Participant and an officer of Brighthouse. This Agreement constitutes the full understanding between Participant and Brighthouse, provided, however, that each of: (i) the Participant’s Agreement to Protect Corporate Property, and (ii) any other agreements containing post-employment obligations that Participant may have executed remain in full force and effect. The Parties affirm that no other promises, representations, or agreements of any kind have been made to it or him by any person or entity whatsoever to cause it or him to sign this Agreement, and that they fully understand the meaning and intent of this Agreement. In the event of any inconsistency between the terms of this Agreement and the official plan documents for the Plan, the terms of the official plan document shall govern.

21.        North Carolina state law governs the interpretation of this Agreement and applies to claims for breach of it, regardless of conflict of laws principles, unless prohibited by law. Subject to the Claims Procedures set forth in Article 7.12 of the Plan as applicable, any dispute shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Charlotte, NC, unless prohibited by law.

22.        If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect and shall not impair the enforceability of any other provision of this Agreement, except that if Sections 6 or 9 are held to be illegal, void, or unenforceable, whether in whole or in part, this Agreement shall be voidable by Brighthouse.

By signing below, this Agreement is agreed to and voluntarily accepted by:

/s/ Anant Bhalla		March 15, 2019

Anant Bhalla		Date

Brighthouse Services, LLC

By:	/s/ Christine M. DeBiase	March 15, 2019

Title:	Senior Vice President	Date